Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-106062 and 333-106064 of Caraustar Industries, Inc. on Form S-8 of our report dated June 29, 2005, appearing in this Annual Report on Form 11-K of Caraustar Industries, Inc. Employees’ Savings Plan for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

June 29, 2005